STOCK PURCHASE AGREEMENT
AMONG:
DIONEX CORPORATION,
LC PACKINGS NEDERLAND B.V.,
LC PACKINGS (U.S.A.), INC.,
THE SHAREHOLDERS OF LC PACKINGS NEDERLAND B.V.
AND
THE SHAREHOLDERS OF LC PACKINGS (U.S.A.), INC.
________________________________
Dated as of October 17, 2000
________________________________


1.	DESCRIPTION OF TRANSACTION                        1
1.1	Sale and Purchase of Shares                       1
1.2	Effectiveness of the Sale and Assignment          1
1.3	Deliveries                                        2
1.4	Governing Documents                               2
1.5	Initial Purchase Price                            2
1.6	Additional Purchase Price	                         3
1.7	Further Action                                    6
2.	REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS	6
2.1	Due Organization; Subsidiaries; Etc.              6
2.2	Charter Documents; Records                        7
2.3	Capitalization, Etc.	                              8
2.4	Financial Statements	                              8
2.5	Absence of Changes                                9
2.6	Title to Assets	                                  10
2.7	Bank Accounts; Receivables; Customers            11
2.8	Equipment; Leasehold	                             12
2.9	Proprietary Assets                               12
2.10	Contracts                                        14
2.11	Liabilities                                      15
2.12	Compliance with Legal Requirements               16
2.13	Governmental Authorizations                      16
2.14	Tax and Social Security Filings                  16
2.15	Employee and Labor Matters; Benefit Plans        17
2.16	Environmental Matters                            18
2.17	Sale of Products; Performance of Services        19
2.18	Insurance                                        20
2.19	Related Party Transactions                       20
2.20	Legal Proceedings; Orders	                        21
2.21	Authority; Binding Nature of Agreement           21
2.22	Non-Contravention; Consents                      22
2.23	No Brokers	                                       23
2.24	Elimination of Certain Pension Liabilities       23
2.25	Payments to Shareholders                         23
2.26	General Release	                                  24
2.27	Full Disclosure	                                  24
3.	REPRESENTATIONS AND WARRANTIES OF PURCHASER      24
3.1	Authority; Binding Nature of Agreement           24
3.2	Legal Proceedings                                24
3.3	Non-Contravention; Consents                      24
3.4	No Brokers	                                       25
3.5	Full Disclosure	                                  25
4.	INDEMNIFICATION, ETC.                            25
4.1	Survival of Representations, Etc.                25
4.2	Indemnification; Setoff                          26
4.3	Procedure for Claims	                             27
4.4	Threshold; Ceiling                               28
4.5	No Contribution	                                  28
4.6	Defense of Third Party Claims                    28
5.	TAX AND OTHER INDEMNIFICATION                    30
5.1	General                                          30
5.2	Limitation Period                                30
5.3	Notice of Audits; Cooperation                    30
5.4	Payments                                         30
6. PROPRIETARY INFORMATION, NONCOMPETITION AND
     OTHER COVENANTS                                  31
6.1	Acknowledgements                                 31
6.2	No Use of Confidential Information               32
6.3	Covenants Not to Compete                         32
6.4	Rights and Remedies                              34
6.5	Other Covenants	                                  34
7.	MISCELLANEOUS PROVISIONS                         34
7.1	Shareholders' Agent                              34
7.2	Further Assurances                               35
7.3	Fees and Expenses                                35
7.4	Recovery of Litigation Costs                     35
7.5	Notices                                          35
7.6	Confidentiality	                                  37
7.7	Headings                                         37
7.8	Governing Law; Venue	                             37
7.9	Successors and Assigns                           38
7.10	Waiver                                           38
7.11	Amendments	                                       39
7.12	Severability                                     39
7.13	Parties in Interest                              39
7.14	Entire Agreement                                 39
7.15	Construction                                     39
7.16	Remedies Cumulative; Specific Performance        40
7.17	Counterparts                                     40


EXHIBITS
Exhibit A	-	Certain Definitions
Exhibit B	-	Form of Notarial Deed (LCP NL)
Exhibit C	-	Form of Stock Assignment (LCP US)


STOCK PURCHASE AGREEMENT
AGREEMENT, dated as of October 17, 2000, by and between DIONEX CORPORATION, a Delaware corporation ("Purchaser"), LC PACKINGS NEDERLAND B.V., a private company with limited liability under the laws of the Netherlands ("LCP NL"), LC PACKINGS (U.S.A.), INC., a California corporation ("LCP US") and the SHAREHOLDERS OF LCP NL AND LCP US (the "Shareholders"). LCP NL and LCP US are collectively referred to as the "Companies."
Certain capitalized terms used in this Agreement are defined in
Exhibit A.
RECITALS
A.	The parties desire to effect a sale of 100% of the
outstanding capital stock of LCP NL ("LCP NL Capital Stock") and 100% of the outstanding capital stock of LCP US ("LCP US Capital Stock") by the Shareholders to Purchaser, as described in the following table:

                              LCP NL                LCP US
                        Capital Stock Owned   Capital Stock Owned
Shareholder Name           and to be Sold        and to be Sold
Jean-Pierre Chervet        1,340 A Shares          400 Shares
Jean-Pierre Salzmann         360 B Shares          400 Shares
Isabella Salzmann              0 Shares            400 Shares
Mario Ursem                  300 B Shares            0 Shares
Totals                     2,000 Shares          1,200 Shares
B.	This Agreement has been adopted and approved by (1) the board of directors of Purchaser, (2) the managing directors of LCP NL, and (3) the board of directors of LCP US, in each case as required by applicable law.
AGREEMENT
The parties to this Agreement, intending to be legally bound, agree as follows:
1. DESCRIPTION OF TRANSACTION.
1.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions set forth in this Agreement, immediately upon execution of this Agreement (the "Effective Time"), the Shareholders shall sell and assign the shares of LCP NL
Capital Stock and the shares of LCP US Capital Stock set forth in the table contained in Recital A of this Agreement to Purchaser
(the "Purchase"). All such shares are collectively referred to as the "Shares." Each of the Shareholders consents to the sale and assignment of the Shares held by each of the other
Shareholders. Purchaser accepts the sale and assignment of the Shares.
1.2 Effectiveness of the Sale and Assignment. The sale and assignment shall become effective upon payment of the purchase price as provided for in Section 1.5.
1.3 Deliveries.  At the Effective Time:
(a) Each of the Shareholders will transfer the LCP NL Capital
Stock owned by him to Purchaser through the due execution of a notarial deed in front of a civil law notary practicing in the Netherlands in the form of Exhibit B, and the Shareholders shall deliver to Purchaser the shareholders register of LCP NL, evidencing the transfer of the LCP NL Capital
Stock from the Shareholders to Purchaser effective as of the Effective Time;(b) Each of the Shareholders will transfer the LCP
US Capital Stock owned by him to Purchaser through the due execution of a notarized stock assignment in the form of Exhibit C, and the Shareholders shall deliver to Purchaser the stock book and share register of LCP US, evidencing the transfer of the LCP US Capital Stock from the Shareholders to Purchaser effective as of the Effective Time;
(c) Subject to applicable Legal Requirements, promptly after being requested to do so by Purchaser after the Effective Time, the officers and directors, including managing directors, of each of the Companies shall resign from each of their positions at each of the Companies to the extent requested by Purchaser and shall cause each employment, consulting or similar agreement between any of the Shareholders and any of the Companies to be terminated, and to that effect each of them shall deliver to counsel to Purchaser resignation letters and termination agreements in form and substance satisfactory to counsel to Purchaser;
(d) Purchaser shall make the cash payments specified in Section
1.5 by wire transfer;
(e) Each of the Shareholders shall execute and deliver a General Release, as described in Section 2.26; and
(f) Each of the Shareholders shall deliver a Spousal Consent, in the form following the signature pages of this Agreement, duly executed by his spouse.
1.4 Governing Documents. The charter and other governing documents of LCP NL and LCP US shall be amended and restated as of the Effective Time in the manner specified by Purchaser; provided, however, that if such amendment or restatement specified by Purchaser is for any reason rejected or rendered ineffective by a Governmental Body, none of the obligations to pay any of the amounts payable pursuant to Section 1.5 and 1.6 shall in any way be affected thereby.
1.5 Initial Purchase Price.
(a) The initial aggregate purchase price payable by Purchaser for the Shares at the Effective Time shall be USD 12,000,000. The initial aggregate purchase price is allocated among the Shareholders as follows:
(1) Jean-Pierre Chervet, USD 6,200,000;
(2) Jean-Pierre Salzmann and Isabella Salzmann, jointly,
USD 4,000,000; and
(3) Mario Ursem, USD 1,800,000.
(b) Such purchase price will be paid as follows:
(1) USD 6,200,000 to ING Bank, for the benefit of Jean-
Pierre Chervet;
(2) USD 4,000,000 to United Bank of Switzerland, for the benefit of
Jean-Pierre Salzmann and Isabella Salzmann, jointly; and
(3) USD 1,800,000 to ING Bank, for the benefit of Mario Ursem.
1.6 Additional Purchase Price.
(a) Subject to achievement by the Companies of target Turnover amounts shown below for the year indicated and the limitations set forth in this Section 1.6, Purchaser shall pay the following additional amounts to the Shareholders within 30 days after the following dates as additional consideration for the sale and assignment of the Shares:

Year Ending        Target       Jean-Pierre   Jean-Pierre      Mario          Total
                  Turnover        Chervet    and Isabella      Ursem         Payment
                   Amount       (51.6667%)    (33.3333%)     (15.0000%)
Dec. 31, 2000 USD 6,000,000 USD  516,666.67 USD  333,333.33 USD 150,000.00 USD 1,000,000
Dec. 31, 2001 USD 7,000,000 USD1,291,666.67 USD  833,333.33 USD 375,000.00 USD 2,500,000
Dec. 31, 2002 USD 8,000,000 USD1,550,000.00 USD1,000,000.00 USD 450,000.00 USD 3,000,000
Dec. 31, 2003 USD 9,000,000 USD1,550,000.00 USD1,000,000.00 USD 450,000.00 USD 3,000,000
Dec. 31, 2004 USD10,000,000 USD1,808,333.33 USD1,166,666.67 USD 525,000.00 USD 3,500,000
Totals        USD40,000,000                                               USD 13,000,000

(b) Notwithstanding the foregoing, the obligation of Purchaser to make the payments contemplated by this Section 1.6 shall be subject to any right of setoff that Purchaser may be entitled to exercise (pursuant to Section 4.2 or otherwise).
(c) The right to receive the payments set forth in Section 1.6(a) shall be cumulative 1 as illustrated in this Section.6(c).
(1) The amount by which the Turnover Amount for a particular year exceeds the relevant target Turnover Amount for such year shall be carried forward and applied toward the target Turnover Amount for the following year. For example, if the Turnover
Amount for the year ending December 31, 2000 is USD 7,000,000, USD 1,000,000 will be carried forward to the year ending December 31, 2001 so that if the actual Turnover Amount for such year is USD 6,000,000 or greater, the payment for such year will be earned.
(2) If the Turnover Amount for a particular year is less than the relevant target Turnover Amount for such year, the total Turnover Amount shall be carried forward and applied toward the target Turnover Amount for the following year. For example, if the Turnover Amount for the year ending December 31, 2000 is USD 5,000,000, USD 5,000,000 will be carried forward and applied toward the target Turnover Amount for the following year.
(3) If the cumulative Turnover Amount achieved from January 1, 2000 through December 31 of a given year is equal to exceeds the sum of the target Turnover Amounts for such years, Purchaser will make the total payments required for all such years to the extent not previously made. For example, if the Turnover Amount for the year ending December 31, 2000 is 7,000,000 (and, therefore, the first installment payment is made) and the
Turnover Amount for the year ending December 31, 2001 is 1,000,000, but the cumulative Turnover Amount for the three years ending December 31, 2002 is 21,000,000, then a total of
USD 5,500,000 (for the second and third installment payments) shall be paid to the Shareholders before January 30, 2003.
(4) If, at the end of a given year, there is a shortfall with respect to a target Turnover Amount (after giving effect to (1) and (2) above) that is less than the amount of the installment payment that would have been earned at that time if such target Turnover Amount had been achieved, then Purchaser shall pay to the Shareholders an amount equal to the difference between such shortfall and such installment by paying each of them on a pro rata basis according to their respective portions of the additional purchase price.
(5) Before January 30, 2005, Purchaser will pay to the Shareholders the difference between (A) the product of (1) the proportion the cumulative Turnover Amount for the five years ending December 31, 2004 bears to the cumulative target Turnover Amount for such five-year period and (2) USD 13,000,000 and (B) the total installment payments previously made pursuant to this
Section 1.6.
(6) Notwithstanding the operation of clauses (1)-(5) above, in no event shall the total payments to the Shareholders pursuant to this Section 1.6 exceed USD 13,000,000.
(d) For purposes of this Section 1.6, the "Turnover Amount" for a given year shall mean the sum of (1) total sales invoiced to customers (excluding intercompany sales) during such year by the Companies and (2) total sales invoiced to customers (excluding intercompany sales) for Products and Services during such year by Purchaser or any of its majority- or wholly-owned subsidiaries (excluding Products developed by companies acquired by Purchaser after the Effective Time or licensed by Purchaser after the Effective Time), as determined by Purchaser in accordance with U.S. generally accepted accounting principles, observing continuity in the accounting principles. From and after the Effective Time and throughout the balance of the aforementioned five-year period, Purchaser shall use all commercially reasonable efforts, both directly and through its majority- and wholly-owned subsidiaries, including the Companies, to effect such sales of Products and Services as soon as practicable in accordance with the respective companies' normal business practices.
(e) Purchaser and its independent auditors shall make all of their work papers and records with respect to the determination of Turnover Amount reasonably available to the Shareholders' Agent upon written request. Upon the written request of the Shareholders' Agent stating his reason(s) for disagreeing with the Turnover Amount determination within 30 days after being notified thereof by Purchaser, Purchaser and the Shareholders' Agent shall promptly meet and attempt in good faith to resolve their disagreement within 15 days after the Shareholders' Agent notified Purchaser of the disagreement. If resolution is not reached during that time, an audit shall be promptly conducted by an internationally recognized accounting firm, other than Deloitte & Touche LLP, mutually and reasonably acceptable to Purchaser and the Shareholders' Representative. The results of such audit shall be provided in writing to the parties and shall be final and binding upon the parties to this Agreement. The fees and expenses for such audit shall be paid by the Shareholders if the Turnover Amount determined by such accounting firm is equal to or less than 105% of the Turnover Amount determined by Purchaser, and shall otherwise be paid by Purchaser. In no event shall more than one audit be conducted pursuant to this Section 1.6(e) with respect to any calendar year.
(f) Notwithstanding any other provision of this Agreement, in the event Purchaser (1) sells either of the Companies or all or substantially all of their assets or all or substantially all of the assets of the Companies or (2) engages in a transaction that results in the shareholder(s) of Purchaser or either of the Companies immediately prior to the transaction owning less than a majority of the voting securities of Purchaser or either of the Companies (or their successor entity) immediately after such transaction, then each of the Turnover Amount targets for years ending after the date of such transaction shall be deemed achieved for the purposes of this Agreement.
(g) Notwithstanding any other provision of this Agreement, no payment to any Shareholder of any portion of the additional purchase price under this Section 1.6 is or shall ever be conditioned upon or in any way subject to the employment or continued employment of Messrs. Chervet, Salzmann or Ursem or Ms. Salzmann by Purchaser or the Companies.
(h) For purposes of this Section 1.6, "Products" shall mean (1) all products currently offered for sale by the Companies, (2) all products developed by the Companies at any time prior to the expiration of the aforementioned five-year period, and (3) all products developed by Purchaser and its U.S. and international majority- and wholly-owned subsidiaries for use in the fields of proteomics, genomics, miniaturized HPLC (defined as HPLC techniques using columns with an interior diameter of 1.0 mm or smaller), any combination thereof, and any software bundled therewith, the development of which is completed after the Effective Time.
For purposes of this Section 1.6, "Services" shall mean any and all services rendered by Purchaser and its majority- or wholly-owned subsidiaries, including the Companies, in connection with any of the Products.
(i) The obligations of Purchaser to pay the additional purchase price under the provisions of this Section 1.6 shall be secured by an irrevocable "stand-by" letter of credit issued by a nationally recognized financial institution, or by a bond, escrowed funds or other method reasonably acceptable to a majority in interest of the Shareholders. Purchaser shall establish such security within 30 days of the Effective Time, and such security shall be in the amount of USD 13,000,000. The amount of such security may be reduced upon and to the extent of payments actually made on account of the additional purchase price. Such security shall be non-negotiable and non-transferable; provided, however, that it may be assigned together with the rights to receive payment of the additional purchase price pursuant to the provisions of
Section 7.9. The obligation of Purchaser to furnish such security shall continue until January 30, 2005 unless otherwise agreed by the parties. In the event of a dispute as of such date between the parties regarding the payment of additional purchase price, Purchaser shall promptly establish similar security for the disputed amount.
1.7 Further Action. If, at any time after the Effective Time, any further action is determined by Purchaser to be necessary or desirable to carry out the purpose of this Agreement or to vest Purchaser with full right, title and possession of and to all rights and property of the Companies, the officers and directors (including managing directors) of LCP NL, LCP US and Purchaser shall be fully authorized (in the name of the Companies and otherwise) to take such action.
2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.
Any investigation carried out by Purchaser and any information provided by the Shareholders or the Companies to Purchaser shall not discharge the Shareholders in any way from their obligations with respect to the representations and warranties. The provisions of this article are based on a deliberate division of risk between Purchaser on the one side and the Shareholders on the other side. The Shareholders acknowledge that Purchaser is relying on the representations and warranties in connection with the purchase of the Shares and that the accuracy of the representations and warranties in all respects is essential for decision of Purchaser to enter into this Agreement.
The representations and warranties are only restricted by matters correctly, fully and specifically disclosed in the Disclosure Schedule.
The Shareholders, jointly and severally (except as otherwise specifically noted herein), represent and warrant to Purchaser that, as of the Effective Time, except as set forth in the Disclosure Schedule attached hereto (the "Disclosure Schedule"), the following statements are true:
2.1 Due Organization; Subsidiaries; Etc.
(a) Each of the Companies is a corporation duly organized and validly existing and is in compliance with the corporate requirements of its jurisdiction of incorporation or formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all of the Companies' contracts.
(b) None of the Companies has conducted any business under any fictitious name, assumed name, trade name, registered name or other name, other than the name "LC Packings" and any product names.
(c) Part 2.1(c) of the Disclosure Schedule accurately sets forth
(i) the names of the members of the board of directors of each of the Companies and (ii) the names and titles of the officers (including managing directors) of each of the Companies, in each case as of the date of execution of this Agreement.
(d) Except as set forth in Part 2.1(d) of the Disclosure Schedule, neither of the Companies has any subsidiaries, and neither has ever owned, beneficially or otherwise, any shares of or other equity interest in, or any direct or indirect ownership interest of any nature in, any other Entity. Neither of the Companies has agreed and neither of them is obliged to make any future investment in or capital contribution to any other Entity.
(e) None of the assets or proprietary rights used in the business of any of the Companies is owned or held by Chervet LC Packings or bai GmbH. No employees of Chervet LC Packings or bai GmbH work in the business of any of the Companies.
(f) There has been no proposal made or resolution adopted by any competent corporate body for the dissolution or liquidation of either of the Companies nor do any circumstances exist that could reasonably be expected to result in the dissolution of liquidation of either of the Companies. Except for the Plan and Agreement of Reorganization by Merger made as of September 1, 1991, between Clear Thinking Corporation, a California corporation, and
LCP US, which was filed with the Secretary of State of the State of California on July 1, 1992, no proposal has been made nor any resolution been adopted by any competent corporate body of either of the Companies for the statutory merger ("juridische fusie") of either of the Companies with any other entity or for a split ("splitsing") of the two Companies.
(g) Neither Company has applied for a declaration of bankruptcy or moratorium of payments. Neither Company has been declared bankrupt or granted a moratorium of payments.
2.2 Charter Documents; Records.
(a) The Shareholders have delivered to Purchaser accurate and complete copies of (i) the Articles of Incorporation, Deed of Incorporation or Articles of Association (the "Charter Documents") and the most recent versions of the Charter Documents of each of the Companies and (ii) the minutes and records of the meetings and other proceedings (including any resolutions adopted by written consent or otherwise without a meeting) of the Shareholders of each of the Companies. There are no shareholder resolutions amending any such documents that have not yet been registered in the applicable public register. Other than the Buy-Out Agreement Between LC Packings (U.S.A.), Inc., and its Shareholders, dated as of January 1, 1991 (the "Buy-Out Agreement"), there are no shareholder agreements or agreements between any of the
Companies and their shareholders relating to the constitution and/or organization of any of the Companies. The Shareholders, to the extent they are parties thereto, hereby waive their rights under the Buy-Out Agreement as they apply to the transactions contemplated by this Agreement.
There have been no meetings or other proceedings or actions of the shareholders or the directors of any of the Companies that are in conflict with the applicable laws and the respective governing documents of each of the Companies. To the best of the Shareholders' Knowledge, the books of account and other records of each of the Companies are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices and all applicable Legal Requirements.
(b) Except as listed in the trade registry extract of LCP NL, LCP NL has no managing directors ("statutair directeuren"), supervisory directors ("commissarissen") or proxyholders ("procuratiehouders"), other than as listed in Part 2.1(c) of the Disclosure Schedule.
2.3 Capitalization, Etc.
(a) The authorized capital stock of LCP NL consists of 3,000 A shares and 2,000 B shares of LCP NL Capital Stock, NLG 100 each, in the total amount of NLG 500,000, 1,340 A shares and 660 B shares of which have been issued and are outstanding. The authorized capital stock of LCP US consists of 1,000,000 common shares of LCP US Capital Stock, 1,200 shares of which have been issued and are outstanding. Recital A of this Agreement sets forth the name of each of the shareholders of LCP NL and LCP US and the number of shares of LCP Capital Stock and LCP US Capital Stock owned by each of such shareholders. All of the outstanding shares of LCP NL Capital Stock and LCP US Capital Stock have been duly authorized and validly issued, and are fully paid and non-assessable, no repayments have been made in respect of such shares by the Companies to the Shareholders and, except as provided in the Buy-Out Agreement (subject to the waiver in
Section 2.2), none of such shares is subject to any repurchase option or restriction on transfer. As of the Effective Time, Purchaser will acquire good and valid title to all of the Shares, free and clear of any Encumbrances, upon payment as provided in
Section 1.5.
(b) Each of the Shareholders, severally but not jointly, represents and warrants that he holds good and valid title to the outstanding shares of LCP NL Capital Stock and LCP US Capital Stock shown opposite his name in Recital A of this Agreement, free and clear of any Encumbrances.
(c) To the best of the Shareholders' Knowledge, all outstanding shares of capital stock of each of the Companies have been issued in compliance with (1) all applicable Legal Requirements and (2) all requirements set forth in applicable Contracts.
(d) Any shares of capital stock or other securities repurchased, redeemed or otherwise reacquired by any of the Companies were validly reacquired in compliance with all applicable Legal Requirements.
(e) Except as provided in the Buy-Out Agreement (subject to the waiver in Section 2.2), there are no outstanding subscriptions, options, calls, warrants, rights (including conversion, preemptive or first refusal rights) or other agreements of any kind for the subscription or purchase or acquisition, from any of the Companies or any of the Shareholders, of any stock of any of the Companies or the Subsidiaries. There is no outstanding security, instrument of obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of either of the Companies or contract under which either of the Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.
2.4 Financial Statements. The annual accounts (including balance sheet, profit-and-loss accounts and notes) of the Companies for the fiscal year ended December 31, 1999 (collectively, the "Annual Statements") and the general ledgers of the Companies for the seven months ended July 31, 2000 (collectively, the "Interim Statements") that have been provided to Purchaser have been duly prepared in accordance with accounting principles generally accepted in the Netherlands or the accounting principles generally accepted in the country of incorporation of each of the Companies, as applicable, observing continuity in the accounting and evaluation principles. The Annual Statements and Interim Statements present a true and fair view of the assets, liabilities, and financial and profit situation of the Companies as of December 31, 1999 and July 31, 2000, respectively. The books, records and other documents provided by the Companies to De Keijzer, Nipius & Co., when taken together as a whole, are accurate and complete in all material respects.
2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since December 31, 1999:
(a) there has not been any change in the business, condition, assets, liabilities, operations, financial performance or prospects of any of the Companies that has had, or could reasonably be expected to have, a Material Adverse Effect on any of the Companies, and, to the best of the Shareholders' Knowledge, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on any of the Companies;(b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the assets of any of the Companies (whether or not covered by insurance) that has had, or could reasonably be expected to have, a Material Adverse Effect on any of the Companies;
(c) none of the Companies has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or has repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;
(d) none of the Companies has sold, issued or authorized the issuance of (1) any capital stock or other security, (2) any option, call, warrant or right to acquire, or otherwise relating to, any capital stock or any other security or (3) any instrument convertible into or exchangeable for any capital stock or other security;(e) none of the Companies has (1) made or committed to make any capital expenditure on any fixed assets in excess of USD 25,000 or that, when added to all other capital expenditures on fixed assets made by any of the Companies since December 31, 1999, exceeds USD 50,000 in the aggregate, or (2) leased or licensed any right or asset from any Person requiring payments of more than USD 25,000 or under a lease or license with a term of three years or more;(f) none of the Companies has (1) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract or (2) amended or prematurely terminated, or waived any material right or remedy under, any Material Contract to which it is or was a party or under which it has or had any rights or obligations;
(g) none of the Companies has (1) sold or otherwise disposed of, or leased or licensed, any right or other asset (other than products in the ordinary course of business) to any other Person (other than immaterial rights or other immaterial assets disposed of or leased or licensed by one or more of the Companies to other Persons in the ordinary course of business and consistent with past practices) or (2) knowingly waived or relinquished any right (other than immaterial rights waived or relinquished by one or more of the Companies in the ordinary course of business and consistent with past practices);
(h) none of the Companies has written off as uncollectible, established any reserve with respect to or compromised any account receivable or other indebtedness;(i) none of the Companies has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices and retention of title in the ordinary course of business;(j) none of the Companies has
(1) loaned money to any Person or (2) incurred or guaranteed any indebtedness for borrowed money;(k) none of the Companies has (1) established, adopted or amended any Employee Benefit Plan or (2) made any profit-sharing, bonus or similar payment to any of its directors, officers or employees, except as disclosed pursuant to
Part 2.15(c) of the Disclosure Schedule;(l) none of the Companies has (1) entered into, modified, amended or extended in any material respect any employment agreement or arrangement which cannot be terminated on three months' notice or less and without payment of any penalty, (2) increased the compensation payable to any employee, officer or managing director of any of the Companies, or (3) hired or has outstanding any offer to hire any new employee, officer or managing director;(m) none of the Companies has changed any of its methods of accounting or accounting practices in any respect;(n) none of the Companies has made any Tax election;(o) none of the Companies has commenced or settled any Legal Proceeding;(p) none of the Companies has made any change in the course of dealing with any of its customers, suppliers or employees that, taken as a whole, has had or could reasonably be expected to have a Material Adverse Effect on the Companies;(q) none of the Companies has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and(r) none of the Companies has agreed or committed to take any of the actions referred to in clauses (c) through (q) above.
2.6 Title to Assets.
(a) Except as set forth in Part 2.6(a) of the Disclosure Schedule, each of the Companies owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (1) all assets reflected on the Annual Statements; (2) all assets referred to in the Disclosure Schedule; (3) all other assets reflected in the books and records of the Companies as being owned by one or more of the Companies. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of such assets are owned by the Companies free and clear of any Encumbrances, except for minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Companies.
(b) Part 2.6(b) of the Disclosure Schedule identifies all assets that are being leased or licensed to any of the Companies, except for (1) any equipment being leased to any of the Companies under a standard operating lease requiring annual payments by the Companies of less than USD 25,000 and (2) any software being licensed to any of the Companies under any third party software license generally available to the public at a total cost of less than USD 1,000.
2.7 Bank Accounts; Receivables; Customers.
(a) Part 2.7(a) of the Disclosure Schedule provides current and accurate information (including account numbers, type of account and names of all individuals authorized to draw on or make withdrawals from each account) with respect to each account maintained by or for the benefit of any of the Companies at any bank or other financial institution.
(b) Each of the Companies has provided to Purchaser an accurate and complete written breakdown and aging of all accounts receivable, notes receivable and other receivables of the Companies as of July 31, 2000, except for those collected in full since July 31, 2000. Except as set forth in Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of the Companies (including those accounts receivable reflected on the balance sheet included in the Annual Statements that have not yet been collected and those accounts receivable that have arisen since July 31, 2000 and have not yet been collected) (1) represent valid obligations of customers of one or more of the Companies arising from bona fide transactions entered into in the ordinary course of business and (2) are current and, to the best of the Shareholders' Knowledge, will be collected in full when due, without any counterclaim or set off, net of an allowance for doubtful accounts and bad debt not to exceed USD 25,000 in the aggregate.
(c) Each of the Companies has provided to Purchaser written information that (1) identifies and provides an accurate and complete breakdown of the revenues received from each customer or other Person that accounted for more than 5% of the revenues of the Companies in the fiscal year ended December 31, 1999 or the seven months ended July 31, 2000 and (2) identifies each customer that as of July 31, 2000 was obligated to make payments to any of the Companies in an aggregate amount exceeding USD 50,000 per year. Except as set forth in Part 2.7(c) of the Disclosure Schedule, none of the Shareholders has any Knowledge indicating that any customer or other Person intends or expects to cease dealing with any of the Companies or to effect a material reduction in the volume of business transacted by such Person with any of the Companies below historical levels.
(d) Each of the Companies has provided to Purchaser written information that (1) identifies and provides an accurate and complete breakdown of the amounts paid to each supplier or other Person that accounted for more than 5% of the expenses of the Companies in the fiscal year ended December 31, 1999 or the seven months ended July 31, 2000 and (2) identifies each supplier to which as of July 31, 2000 the Companies were obligated to make payments in an aggregate amount exceeding USD 50,000 per year. Except as set forth in Part 2.7(d) of the Disclosure Schedule, none of the Shareholders has any Knowledge indicating that any supplier or other Person intends or expects to cease dealing with any of the Companies or to effect a material reduction in the volume of business transacted by such Person with any of the Companies below historical levels.
2.8 Equipment; Leasehold.
(a) Each of the Companies has provided to Purchaser written information that accurately lists all material assets of the Companies that are reasonably required for or used in the conduct of the business of the Companies in the manner in which such business is currently being conducted. The assets of the Companies are appropriate for the uses to which they are being put and are, when taken as a whole, in good condition and repair (ordinary wear and tear excepted) and appropriate for the conduct of the business of the Companies in the manner in which such business is currently being conducted.
(b) None of the Companies owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8(b) of the Disclosure Schedule. Part 2.8(b) of the Disclosure Schedule provides an accurate description of the premises covered by said leases. The Companies enjoy peaceful and undisturbed possession of such premises.
2.9 Proprietary Assets.
(a) Part 2.9(a)(1) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset that has been registered, recorded or filed with any Governmental Body or with respect to which an application has been filed with any overnmental Body, (1) a brief description of such Company Proprietary Asset and (2) the names of the jurisdictions covered by the applicable registration, recordation, filing or application. Part 2.9(a)(2) of the Disclosure Schedule identifies of all other Company Proprietary Assets owned by any of the Companies. Part 2.9(a)(3) of the Disclosure Schedule identifies and provides a brief description of each Company Proprietary Asset that is owned by any other Person and that is licensed to or used by any of the Companies (except for any Company Proprietary Asset that is licensed to any of the Companies under any third party software license that (1) is generally available to the public at a cost of less than USD 1,000, and (2) imposes no future monetary obligation on any of the Companies) and identifies the license agreement or other agreement under which such
Company Proprietary Asset is being licensed to or used by any of the Companies. Except as set forth in Part 2.9(a)(4) of the Disclosure Schedule, the Companies have good, valid and marketable title to all of the Proprietary Assets identified in Parts 2.9(a)(1) and 2.9(a)(2) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and have a valid right to use all Proprietary Assets identified in Part 2.9(a)(3) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(5) of the Disclosure Schedule, none of the Companies is obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in Part 2.9(a)(6) of the Disclosure Schedule, the Companies are free to use, modify, copy, distribute, sell, license or otherwise exploit each of the Company Proprietary Assets on an exclusive basis (other than Company Proprietary Assets consisting of software licensed to any of the Companies under third party licenses generally available to the public, with respect to which the Companies' rights are not exclusive).
(b) The Companies have taken reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except to the extent the value of Company Proprietary Assets would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets.
(c) None of the patents, procedures and techniques for column packing, flow cells and flow splitters, or engineering know-how for instruments manufactured by LCP NL owned by the Companies infringes or conflicts with any Proprietary Asset owned or used by any other Person. To the best of the Shareholders' Knowledge, none of the other Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. Except as set forth in Part 2.9(c) of the Disclosure Schedule, none of the Companies is infringing, misappropriating or making any unlawful use of, and none of the Companies has at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the Knowledge of the Shareholders, except as set forth in Part 2.9(c) of the Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.
(d) The Company Proprietary Assets enable the Companies to conduct their business in the manner in which such business has been conducted. Except as set forth in Part 2.9(d) of the Disclosure Schedule, (1) none of the Companies has licensed any of the Company Proprietary Assets to any Person on an exclusive basis and
(2) none of the Companies has entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.
(e) Except as set forth in Part 2.9(e) of the Disclosure Schedule,
(1) all current employees, consultants and independent contractors of any of the Companies and (2) all former employees, consultants and independent contractors of any of the Companies who have ceased to work for any of the Companies within the past two years have executed and delivered to the Companies written employee invention assignment and confidentiality agreements (containing no exceptions to or exclusions from the scope of their coverage).
(f) Except as set forth in Part 2.9(f) of the Disclosure Schedule, none of the Companies has entered into or is bound by any Contract under which any Person has the right as of the Effective Time or thereafter to license, on a commercial basis, any Company Proprietary Asset including source code, object code, or any versions, modifications or derivative works of source code or object code in any Company Proprietary Asset.
(g) All products shipped by any of the Companies since December 31, 1995 are Year 2000 Compliant. Except as disclosed in Part 2.9(g) of the Disclosure Schedule, products shipped by the Companies prior to such date, still in use and that the Companies are contractually obligated to make Year 2000 Compliant, are capable of being made Year 2000 Compliant without the aggregate cost thereof having a Material Adverse Effect on the Companies.
As used in this Section 2.9(g), "Year 2000 Compliant" means, with respect to a computer program or other item of software (1) the functions, calculations, and other computing processes of the program or software (collectively, "Processes") perform in a consistent and correct manner without interruption regardless of the date on which the Processes are actually performed and regardless of the date input to the applicable computer system, whether before, on, or after January 1, 2000; (2) the program or software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values, and returns and displays date values, in a consistent and correct manner regardless of the dates used whether before, on, or after January 1, 2000; (3) the program or software accepts and responds to year input, if any, in a manner that resolves any ambiguities as to century in a defined, predetermined, and appropriate manner;
(4) the program or software stores and displays date information in ways that are unambiguous as to the determination of the century; and (5) leap years will be determined by the following standard (A) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (B) a year ending in 00 is a leap year if dividing it by 400 yields an integer.
2.10 Contracts.
(a) Part 2.10(a) of the Disclosure Schedule identifies each Company Contract that constitutes a "Material Contract." For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a "Material Contract":
(1) a Company Contract that as of the Effective Time or thereafter obligates one or more of the Companies, or under which one or more of the Companies has rights, in an amount or of a value in excess of USD 50,000;
(2) a Company Contract that as of the Effective Time has a remaining term of three years or more that may not be terminated without penalty by whichever of the Companies is a party to the Contract within three months after the delivery of a termination notice by such Company;
(3) a Company Contract that both (A) is necessary to enable the Companies that are parties to the Contract or that are directly benefited by the Contract to conduct their respective businesses in the manner in which they are currently being conducted and (B) could not be replaced promptly on substantially the same terms without unreasonable effort or expense;
(4) any Contract identified or referred to in Parts 2.9(a), (c),
(d) and (f) of the Disclosure Schedule;
(5) any Contract imposing as of the Effective Time or thereafter any restriction on the right or ability of any of the Companies
(A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person or (C) to develop or distribute any technology; and
(6) any Company Contract entered into outside the ordinary course of business or inconsistent with the Companies' past practices not completely fulfilled by all parties thereto as of the Effective Time.
(b) The Companies have delivered to Purchaser accurate and complete copies of all Material Contracts, including all amendments thereto. Except as disclosed in Part 2.10(b)
of the Disclosure Schedule, each Material Contract is valid and in full force and effect, and is enforceable by the Companies that are parties thereto in accordance with its terms, subject to (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (2) rules of law governing specific performance, injunctive relief and other equitable remedies.
(c) Except as set forth in Part 2.10(c) of the Disclosure
Schedule:
(1) none of the Companies has committed any Breach under any Material Contract and, to the best of the Shareholders' Knowledge, no other Person has committed any Breach under any Material Contract, except in either case for Breaches that individually or in the aggregate would not have a Material Adverse Effect on the Companies;
(2) to the best of the Shareholders' Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a Breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract or (D) give any Person the right to cancel, terminate or materially modify any Material Contract, except with respect to Material Contracts referred to in clauses (A) through (C) where such Breach, default, exercise of a remedy or acceleration would not have a Material Adverse Effect on the Companies;
(3) since December 31, 1995, none of the Companies has received any notice or other communication regarding (A) any actual or possible violation or Breach of, or default under, any Material Contract or (B) any actual or possible termination of any Material Contract; and
(4) none of the Companies has knowingly waived any of its material rights under any Material Contract.
(d) No Person is renegotiating with the Companies, or has the right to renegotiate, any amount paid or payable to any of the Companies under any Company Contract or any other term or provision of any Company Contract.
2.11 Liabilities.
(a) All liabilities of the Companies of any nature, contingent or matured, that are required by applicable accounting principles to be reflected on the respective balance sheets of the Companies or for which provision is required by such principles to be made on such balance sheet are so reflected or provision is made therefor on the balance sheet included in the Annual Statements, except for
(1) accounts payable or accrued salaries that have been incurred by the Companies since July 31, 2000 in the ordinary course of business and consistent with past practices; and (2) the liabilities identified in Part 2.11(a) of the Disclosure Schedule.
(b) Each of the Companies has provided to Purchaser written information that contains an accurate and complete breakdown of
(1) all accounts payable of each of the Companies as of July 31, 2000 which have not yet been paid in full, (2) all notes payable of the Companies and all indebtedness of the Companies for borrowed money which have not yet been paid in full, and (3) all customer deposits and other deposits held by the Companies as of July 31, 2000 which have not yet been earned, applied or refunded. Except as set forth in Part 2.11(b) of the Disclosure Schedule, all such items are accurately reflected or adequately provided for on the general ledgers included in the Interim Statements.
(c) None of the Companies has paid, or will become liable for the payment of, any fees, costs or expenses of the type referred to in
Section 7.3, except as provided therein.
2.12 Compliance with Legal Requirements. To the best of the Shareholders' Knowledge, each of the Companies is, and has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership of its assets. To the best of the Shareholders' Knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by any of the Companies of, or a failure on the part of any of the Companies to comply in all material respects with any Legal Requirement. Except as set forth in Part 2.12 of the Disclosure Schedule, since December 31, 1995 none of the Companies has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.
2.13 Governmental Authorizations.  Part 2.13 of the Disclosure
Schedule identifies each Governmental Authorization held by each of the Companies, and the Companies have delivered to Purchaser accurate and complete copies of all written Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. To the best of the Shareholders' Knowledge, the Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable each of the Companies to conduct its business in the manner in which its business is currently being conducted. To the best of the Shareholders' Knowledge, each of the Companies is and at all times has been in compliance with the terms and requirements of its respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. None of the Companies has ever received any written notice or other formal communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.
2.14 Tax and Social Security Filings.
(a) Except as set forth in Part 2.14(a) of the Disclosure Schedule, the Companies have duly, timely and correctly filed all Tax Returns required to be filed for all periods as to which the statute of limitations has not expired ("Company Returns"). The Companies have delivered to Purchaser accurate and complete copies of all Tax Returns required to be filed by or on behalf of any of the Companies with any Governmental Body for every period that is not a closed period. The Companies have, in respect of Dutch taxes, delivered to Purchaser accurate and complete copies of the report on the most recent government tax audit and all notices of assessment issued after completion of said government tax audit as well as all Company Returns filed thereafter.
(b) With respect to each of the Companies, other than with respect to Dutch Taxes, no examination or audit of any Company Return has been proposed to any of the Companies or scheduled by any Governmental Body. Except as set forth in Part 2.14(b) of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by any of the Companies or any other Person), and no such extension or waiver has been requested from any of the Companies.
(c) Except as set forth in Part 2.14(c) or Part 2.20(a) of the Disclosure Schedule, no claim or Legal Proceeding is pending or has been threatened against or with respect to any of the Companies in respect of any Tax. To the best of the Shareholders' Knowledge, there are no liens for Taxes upon any of the assets of any of the Companies, except liens for current Taxes not yet due and payable.
(d) None of the Companies has entered into any arrangement (including but not limited to a "ruling") with Tax authorities, and none is subject to a special arrangement or regime with regard to Taxes or the payment of Taxes.
(e) The Tax affairs of the Companies have not at any time been dealt with on a consolidated basis, or any other basis which allows a combined filing, profit calculation or payment of Tax for more than one entity or Person.
(f) Each of the Companies is and has been resident for Tax purposes only in the jurisdiction in which it is incorporated, and none of the Companies has a permanent establishment, permanent representative or other taxable presence in any other urisdiction. None of the Companies constitutes, nor at any time constituted, a permanent establishment or a permanent representative of another Person.
2.15 Employee and Labor Matters; Benefit Plans.
(a) Part 2.15(a) of the Disclosure Schedule contains a list of all employees of each of the Companies as of the date of this Agreement, and correctly reflects each salary, any other compensation paid to them from January 1, 2000 through July 31, 2000 and currently payable to them (including compensation payable pursuant to bonus, deferred or incentive compensation, commission arrangements), their dates of employment, their dates of birth and their positions. None of the Companies is, or ever has been, a party to any company shop agreement or collective bargaining agreement and no such agreement has been declared generally applicable by the government.
(b) To the best of the Shareholders' Knowledge, there is no employee of any of the Companies who, as of the Effective Time, will not be fully available to perform work because of disability or other approved absence other than vacation or ordinary sick time of a brief duration. There is no impediment to the ability of each of the Companies to terminate the employment of each of its employees except as may be provided by applicable Legal Requirements or the individual written contract with the respective employee. None of the Companies has any employee manuals and handbooks, disclosure materials, policy statements or other similar materials relating to the employment of the current employees of the Companies.
(c) Part 2.15(c) of the Disclosure Schedule identifies each bonus, deferred compensation, incentive compensation, stock purchase, stock option, disability, sick pay, severance pay, termination pay, hospitalization, medical or dental, insurance, supplemental unemployment benefits, profit-sharing, pension, social security (government-sponsored or otherwise) or retirement plan, program or agreement (individually referred to as an " Employee Benefit Plan" and collectively referred to as the "Employee Benefit Plans") sponsored, maintained, contributed to or required to be contributed to by any of the Companies for the benefit of any current or former employee of any of the Companies, except to the extent such Employee Benefit Plans are compulsory due to applicable Legal Requirements.
(d) Except as set forth in Part 2.15(d) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Purchase or any of the other transactions contemplated by this Agreement, will result in any bonus payment, golden parachute payment, severance payment or other payment to any current or former employee or director of any of the Companies (whether or not under any Employee Benefit
Plan), or materially increase the benefits payable under any Employee Benefit Plan, or result in any acceleration of the time of payment or vesting of any such benefits.
(e) To the best of the Shareholders' Knowledge, the Companies are in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, employee benefits, employee compensation, wages, bonuses and terms and conditions of employment.
(f) The Companies have good labor relations, and, except as set forth in Part 2.15(f) of the Disclosure Schedule, none of the Shareholders has any Knowledge of any facts indicating that (1) the consummation of the Purchase or any of the other transactions contemplated by this Agreement will have, or could reasonably be expected to have, a Material Adverse Effect on the labor relations of any of the Companies or (2) any of the key employees of any of the Companies set forth on Part 2.15(f) of the Disclosure Schedule (the "Key Employees") intends to terminate his or her employment with any of the Companies. To the best of the Knowledge of the Shareholders, no Key Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract with any Person that may have an adverse effect on (A) the performance by such Key Employee of any of his duties or responsibilities as an employee of any of the Companies or (B) the business or operations of any of the Companies.
2.16 Environmental Matters. To the best of the Shareholders' Knowledge, each of the Companies and its respective activities are and have at all times been in compliance in all material respects with all applicable Environmental Laws. To the actual knowledge of the Shareholders, each property (including the property described in Part 2.8(b) of the Disclosure Schedule) that is owned by, leased to, controlled by or used by any of the Companies, and all surface water, groundwater, soil and air associated with or adjacent to such property is free of any environmental contamination of any nature that as a matter of law must be removed or that does or will require any action to remedy. To the best of the Shareholders' Knowledge, none of the Companies has caused soil pollution, including pollution of the aquatic sediment, which has not been remedied. To the best of the Shareholders' Knowledge, each of the Companies possesses all permits and other Governmental Authorizations required under applicable Environmental Laws for its business activities, and the activities of each of the Companies is and has at all times been in compliance in all material respects with the terms and requirements of all such Governmental Authorizations. None of the Companies has received any notice or other communication from a Governmental Body that alleges that any of the Companies is not in compliance with any Environmental Law, and, to the best of the Shareholders' Knowledge, there are no circumstances that could reasonably be expected to prevent or interfere with the
Companies' compliance with any Environmental Law in the future.
To the actual knowledge of the Shareholders, no current or prior owner of any property owned, leased or controlled by any of the Companies has received any notice or other communication from a Governmental Body that alleges that such current or prior owner or any of the Companies is not or was not in compliance with any Environmental Law. All Governmental Authorizations currently held by any of the Companies pursuant to Environmental Laws are identified in Part 2.13 or Part 2.16 of the Disclosure Schedule. For purposes of this Section 2.16, "Environmental Law" means any applicable international, national, federal, state, provincial, regional, local, water board, or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata). None of the Companies has entered into an agreement with any Governmental Body or any other party to take any remedial measures with respect to environmental matters.
2.17 Sale of Products; Performance of Services.
(a) To the best of the Shareholders' Knowledge, each product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Companies to any Person conformed and complied in all respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements, except for failures to conform or comply that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect on the Companies.
(b) To the best of the Shareholders' Knowledge, all installation services, design services, development services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by any of the Companies were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements, except for failures to conform or comply that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect on the Companies.
(c) Except as set forth in Part 2.17(c) of the Disclosure Schedule, since December 31, 1995 no customer or other Person has asserted or threatened to assert any claim against any of the Companies that constituted or will constitute greater than 5% of the total warranty claims made in the year such claim was made (1) under or based upon any warranty provided by or on behalf of any of the Companies, or (2) under or based upon any other warranty relating to any product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Companies or any services performed by any of the Companies. To the best of the Shareholders' Knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.
(d)	Each of the Companies has provided to Purchaser a complete
and accurate copy of the general sales conditions (the "General Conditions") currently used in the respective business of each. Except as set forth in Part 2.17(d) of the Disclosure Schedule, none of the Companies currently uses any sales conditions except for the General Conditions so provided, and the General Conditions apply to any and all contracts to which any of the Companies is a party as seller. Except as set forth in Part 2.17(d) of the Disclosure Schedule, none of the Companies is a party (as seller) to any contract that provides the buyer a unilateral right to cancel the buyer's obligations under the contract or that is otherwise contingent.
2.18 Insurance. The Companies have delivered to Purchaser accurate and complete copies of each insurance policy maintained by, at the expense of or for the benefit of any of the
Companies. Each such insurance policy is in full force and effect. Since December 31, 1995 none of the Companies has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy,
(b) refusal of any coverage or rejection of any claim under any insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy other than adjustments made in the ordinary course of business. To the best of the Knowledge of the Shareholders, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) give rise to or serve as a basis for any claim under any insurance policy maintained by, at the expense of or for the benefit of any of the Companies.
2.19 Related Party Transactions. Except as set forth in Part 2.19 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the business of any of the Companies; (b) no Related Party is, or has at any time within the past three years been, indebted to any of the Companies; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving any of the Companies; (d) no Related Party is competing, or has at any time competed, directly or indirectly, with any of the Companies; and
(e) no Related Party has any claim or right against
any of the Companies (other than rights as a shareholder of any of the Companies and rights to receive compensation for services performed as an employee of any of the Companies). For purposes of this Section 2.19, each of the following shall be deemed to be a "Related Party": any Shareholder, any officer, director or managing director of any of the Companies, and any individual, trust, holding company or other Entity that is related to any of the Shareholders, officers, directors, or managing directors of any of the Companies.
2.20 Legal Proceedings; Orders.
(a) Except as set forth in Part 2.20(a) of the Disclosure Schedule, there is no pending Legal Proceeding, other than collection matters initiated by any of the Companies in the ordinary course of business for amounts individually less than USD 25,000, and, to the best knowledge of the Shareholders, no Person has threatened to commence any Legal Proceeding, that: (1) involves any of the Companies or any of the assets owned or used by any of the Companies; or (2) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Purchase or any of the other transactions contemplated by this Agreement. Except as set forth in Part 2.20(a) of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.
(b) Except as set forth in Part 2.20(b) of the Disclosure Schedule, since December 31, 1995 no Legal Proceeding has been commenced by, and no Legal Proceeding has been pending against, any of the Companies.
(c) To the best of the Shareholders' Knowledge, there is no order, writ, injunction, judgment or decree to which any of the Companies, or any of the assets owned or used by any of the Companies, is subject. To the best of the Shareholders' Knowledge, none of the Shareholders is subject to any order, writ, injunction, judgment or decree that relates to the Companies' business or to any of the assets owned or used by any of the Companies. To the best of the Knowledge of the Shareholders, no managing director, officer or other employee of any of the Companies is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Companies' business.
(d)	Except as set forth in Part 2.20(d) of the Disclosure
Schedule, neither of the Companies is a party to any agreement or arrangement which contravenes the Competition Act ("Mededingingswet") or which is or should have been registered under the aforementioned Act or was or should have been notified to the European Commission under Article 81 of the EC Treaty.
(e)	Neither of the Companies has received notice, summons or
official request of any kind from the European Commission or from the authorities in the Netherlands or in any other country competent in anti-trust matters, with respect to any aspect of the Companies' activities.
2.21 Authority; Binding Nature of Agreement.
(a) Each of the Shareholders, severally but not jointly, represents and warrants that he has the absolute and unrestricted right, power and authority to enter into and to perform his obligations under this Agreement and under each other agreement, document or instrument contemplated by this Agreement to which he is or will be a party; and the execution and performance by him of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary corporate, trust, governmental or other action.
(b) The Companies have the absolute and unrestricted right, power and authority to enter into and to perform their obligations under this Agreement and under each other agreement, document or instrument contemplated by this Agreement to which any of them is or will be a party; and the execution and performance by them of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary corporate, trust, governmental or other action. This Agreement and each other agreement, document and instrument contemplated by this Agreement to which the Companies or any of the
Shareholders is a party constitutes the legal, valid and binding obligation of such Person or Entity, enforceable against such Person or Entity in accordance with its terms, subject to (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (2) rules of law governing availability of specific performance, injunctive relief and other equitable remedies.
2.22 Non-Contravention; Consents. Each of the Shareholders, jointly but not severally, represents and warrants that neither
(i) the execution, delivery or performance of this
Agreement or any other agreement, document or instrument contemplated by this Agreement nor (ii) the consummation of the Purchase or any of the other transactions contemplated by this Agreement or any such other agreement, document or instrument, will directly or indirectly (with or without notice or lapse of time):
(a) contravene, conflict with or result in a violation of (1) any of the provisions of the charter or other governing documents of any of the Companies or (2) any resolution adopted by the shareholders, managing directors or board of directors of any of the Companies;
(b) to the best of the Shareholders' Knowledge, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Companies, any of the assets owned or used by any of the Companies, or any of the Shareholders is subject;
(c) to the best of the Shareholders' Knowledge, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Companies or that otherwise relates to the business of any of the Companies or to any of the assets owned or used by any of the Companies;
(d) contravene, conflict with or result in a Breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (1) declare a default or exercise any remedy under any Company Contract, (2) accelerate the maturity or performance of any Company Contract or (3) cancel, terminate or modify any Company Contract; or
(e) to the best of the Shareholders' Knowledge, result in the imposition or creation of any lien or other Encumbrance upon or with respect to any of the Shares or any asset owned or used by any of the Companies (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Companies).
Each of the Shareholders, severally but not jointly, represents and warrants that, to the best of his or her Knowledge, he or she neither is nor will be required to make any filing with or give any notice to, or to obtain any Consent (apart from a Spousal Consent in the form following the signature pages to this Agreement) from, any Person in connection with (i) the execution, delivery or performance of this Agreement or any other agreement, document or instrument referred to in or contemplated by this Agreement or (ii) the consummation of the Purchase or any of the other transactions contemplated by this Agreement or contemplated by any other agreement, document or instrument referred to in or contemplated by this Agreement.
To the best of the Shareholders' Knowledge, none of the Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with
(i) the execution, delivery or performance of this Agreement or any other agreement, document or instrument referred to in or contemplated by this Agreement or (ii) the consummation of the Purchase or any of the other transactions contemplated by this Agreement or contemplated by any other agreement, document or instrument referred to in or contemplated by this Agreement.
2.23 No Brokers.
(a) None of the Companies has agreed or become obligated to pay to any Person, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated by this Agreement.
(b) Each of the Shareholders, severally but not jointly, represents and warrants that he has not agreed or become obligated to pay to any Person, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated by this Agreement.
2.24 Elimination of Certain Pension Liabilities. The Shareholders hereby waive any and all rights they may have against any of the Companies for pension obligations, except to the extent such obligations arise pursuant to a Legal Requirement or are compulsory on the part of the Companies under a program sponsored or administered by a Governmental Body. As of the Effective Time, any and all such obligations, together with any insurance policies or other Contracts pertaining to such obligations, have been terminated or distributed by the Companies to the Shareholders in their entirety. Any assets so distributed were not of value greater than the appropriate accruals reflected on the balance sheet included in the Annual Statements.
2.25 Payments to Shareholders. Part 2.15(a) and Part 2.25 of the Disclosure Schedule together contain a complete and accurate description of all payments or distributions of any character made by any of the Companies to any of the Shareholders (or any other shareholder of any of the Companies) since December 31, 1999.
2.26 General Release. The Shareholders, both in their capacity of shareholder and in their capacity of managing director, have irrevocably and unconditionally waived any claim, whether known or unknown, matured or unmatured, they may have, on whatever grounds, against any of the Companies, except for accrued salary and vacation under the existing service agreements with the Shareholders and for pension obligations that are not waived under
Section 2.24. No Related Party of any Shareholder has a claim, known or unknown, matured or unmatured, on whatever grounds, against any of the Companies.
2.27 Full Disclosure. This Agreement (including the Disclosure Schedule and the Exhibits hereto but excluding Section 3 hereof) does not (a) contain any representation, warranty or information that is false or misleading with respect to any material fact or
(b) omit to state any material fact of which any of the Shareholders is aware that is necessary in order to make the representations, warranties and information contained herein (in light of the circumstances under which such representations, warranties and information were made or provided) not false or misleading.
3. REPRESENTATIONS AND WARRANTIES OF PURCHASER.
Purchaser represents and warrants to the Shareholders as follows:
3.1 Authority; Binding Nature of Agreement. Purchaser has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement and under each other agreement, document or instrument contemplated by this Agreement to which it is or will be a party; and the execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary corporate, trust, governmental or other action on the part of Purchaser and its board of directors. This Agreement and each other agreement, document and instrument contemplated by this Agreement to which Purchaser is a party constitute the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing availability of specific performance, injunctive relief and other equitable remedies.
3.2 Legal Proceedings. There is no pending Legal Proceeding, and to the best of the Knowledge of Purchaser, no Person has threatened to commence any Legal Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Purchase or any of the other transactions contemplated by this Agreement.
3.3 Non-Contravention; Consents. Neither (a) the execution, delivery or performance of this Agreement or any other agreement, document or instrument contemplated by this Agreement nor (b) the consummation of the Purchase or any of the other transactions contemplated by this Agreement or any such other agreement, document or instrument, will directly or indirectly (with or without notice or lapse of time):
(a) contravene, conflict with or result in a violation of (1) any of the provisions of the charter or other governing documents of Purchaser or (2) any resolution adopted by the shareholders or board of directors of Purchaser;
(b) to the best of Purchaser's Knowledge, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Purchaser , or any of the assets owned or used by Purchaser , is subject; or
(c) to the best of Purchaser's Knowledge, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Purchaser or that otherwise relates to the business of Purchaser or to any of the assets owned or used by Purchaser. Purchaser neither is nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (1) the execution, delivery or performance of this Agreement or any other agreement, document or instrument referred to in or contemplated by this Agreement or (2) the consummation of the Purchase or any of the other transactions contemplated by this Agreement or contemplated by any other agreement, document or instrument referred to in or contemplated by this Agreement, other than a current report on Form 8-K to be filed with the U.S. Securities and Exchange Commission.
3.4 No Brokers. Purchaser has not agreed or become obligated to pay to any Person, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated by this Agreement.
3.5 Full Disclosure. This Agreement (excluding Section 2 hereof) does not (a) contain any representation, warranty or information provided by Purchaser that is false or misleading with respect to any material fact or (b) omit to state any material fact of which Purchaser is aware that is necessary in order to make the representations, warranties and information provided by Purchaser herein (in light of the circumstances under which such representations, warranties and information were made or provided) not false or misleading.
4. INDEMNIFICATION, ETC.
4.1 Survival of Representations, Etc.
(a) Subject to Sections 4.1(b) and 4.1(c), the representations and warranties of the Shareholders and Purchaser and the covenants and obligations of the Shareholders and Purchaser shall survive, inter alia, the following: (1) the consummation of the transactions referred to in Section 1; (2) any sale or other disposition of any or all of the shares of LCP NL Capital Stock or LCP US Capital Stock; and (3) any merger, combination, split, recapitalization or similar transaction effected by or otherwise involving Purchaser or any of the Companies.
(b) Subject to Section 4.1(c) and Section 5.2, the representations and warranties made by the Shareholders and Purchaser in this Agreement (including the representations and warranties set forth in Section 2), the Exhibits hereto and the Disclosure Schedule shall survive the Effective Time and shall expire on the third anniversary of the Effective Time; provided, however, that if, at any time before the third anniversary of the Effective Time, any Indemnitee (acting in good faith) delivers to the Purchaser (on behalf of the Purchaser Indemnitors) or the Shareholders' Agent (on behalf of the Shareholder Indemnitors), as applicable, a written notice asserting a claim for Damages based on the alleged existence of a Breach of any of such representations and warranties, then the claim asserted in such notice shall survive the third anniversary of the Effective Time until such time as such claim is fully and finally resolved pursuant to Section 4.3.
(c) The representations and warranties made by the Shareholders in Sections 2.16 and 2.21 shall survive the Effective Time until the expiration of the applicable statute of limitations; provided, however, that if, at any time before the expiration of the applicable statute of limitations, any Indemnitee (acting in good faith) delivers to the Shareholders' Agent a written notice asserting a claim for Damages based on the alleged existence of a Breach of any of such representations and warranties, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved pursuant to
Section 4.3. The representations and warranties in Section 2.3 shall survive indefinitely.
(d) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule and any representation and warranty made by the Shareholders in any of the Exhibits hereto shall be deemed to be a representation and warranty made by the Shareholders in this Agreement.
(e) For purposes of this Agreement, the term "survive" in connection with the representations and warranties means that claims to which the Indemnitees are entitled under this
Agreement shall not be barred by the statute of limitations before that date on which such representations and warranties expire.
4.2 Indemnification; Setoff.
(a) In the event of a Breach for which the Shareholder Indemnitors or the Purchaser Indemnitors are obligated to provide indemnification under this Section 4, such Indemnitors are obligated to put the Purchaser Indemnitee(s) or the Shareholder Indemnitee(s), respectively, in the same position in monetary terms as if the relevant Breach had not occurred.
Accordingly, subject to Section 4.4, from and after the Effective Time, the Shareholder Indemnitors, to the extent specified in
Section 4.2(c), shall hold harmless and indemnify each of
the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are suffered or incurred by any of such Indemnitees or to which any of such Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are directly connected with: (1) any Breach made by any of the Shareholders with respect to this Agreement, the Disclosure Schedule or any of the Exhibits hereto; or (2) any Legal Proceeding relating to any such Breach. Likewise, subject to
Section 4.4, from and after the Effective Time, the Purchaser Indemnitors, to the extent specified in Section 4.2(c), shall hold harmless and indemnify each of the Shareholder Indemnitees from and against, and shall compensate and reimburse each of the Shareholder Indemnitees for, any Damages that are suffered or incurred by any of such Indemnitees or to which any of such Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are directly connected with: (1) any Breach made by the Purchaser with respect to this Agreement or any of the Exhibits hereto; or (2) any Legal Proceeding relating to any such Breach.
(b) The Shareholders acknowledge that, if any Purchaser Indemnitee other than Purchaser suffers or otherwise becomes subject to any Damages, then Purchaser shall also be deemed to have suffered the same Damages. Therefore, Purchaser at its sole discretion may request that indemnification payments be made to Purchaser instead of such Purchaser Indemnitee.
(c) The liability of the Shareholders under Section 4.2(a) shall be joint and several. The liability of the Purchaser and the Companies under Section 4.2(a) shall be joint and several.
(d) In addition to any rights of setoff or other rights that Purchaser may have at common law or otherwise, Purchaser shall have the right to set off any amounts payable pursuant to Section 1.6, but only to the extent of the unpaid balance of such amounts for which the relevant target Turnover Amounts have not been achieved as of the delivery of the Claim Notice pursuant to
Section 4.3(a), against any amount that may be owed to the Purchaser Indemnitees under this Section 4.
(e) Nothing contained in this Section 4.2 or elsewhere in this Agreement shall be deemed to limit any right or remedy of any Indemnitee with respect to a Breach of Section 6 of this Agreement or any of the Exhibits hereto.
4.3 Procedure for Claims.
(a) If any Indemnitee claims to have incurred or suffered Damages for which it may be entitled to indemnification under Section 4.2, such Indemnitee may, on or prior to the expiration of the applicable survival period set forth in Section 4.1, deliver a claim notice (a "Claim Notice") to Purchaser (on behalf of the Purchaser Indemnitors) or the Shareholders' Agent (on behalf of the Shareholder Indemnitors), as applicable. Each Claim Notice shall state that such Indemnitee believes that it is entitled to indemnification under this Agreement and contain a brief description of the circumstances supporting such Indemnitee's belief that such Indemnitee is so entitled and shall, to the extent possible, contain a non-binding, preliminary estimate of the amount of Damages such Indemnitee claims to have so incurred or suffered (the "Claimed Amount").
(b) For a period of 20 business days following delivery of the Claim Notice, Indemnitee and Purchaser (on behalf of the Purchaser Indemnitors) or the Shareholders' Agent (on behalf of the Shareholder Indemnitors), as applicable, shall negotiate in good faith in an attempt to agree upon a settlement of the claim described in the Claim Notice. If such parties agree in writing that Indemnitee is entitled to all or any portion of the Claimed Amount, the Indemnitee shall recover such portion or all of the Claimed Amount from the Purchaser Indemnitors or the Shareholder Indemnitors, as applicable.
(c) If Purchaser (on behalf of the Purchaser Indemnitors) or the Shareholders' Agent (on behalf of the Shareholder Indemnitors), as applicable, and the Indemnitee are unable to resolve a dispute relating to all or any portion of the Claimed Amount within 20 business days after the delivery of the Claim Notice, then the claim described in the Claim Notice shall be submitted to the state or federal courts in San Francisco, California, U.S.A. If an Indemnitee obtains a judgment from such court and no appeal has been timely filed by the party or parties against whom the judgment has been rendered, Indemnitee shall recover the amount of such judgment from the Purchaser Indemnitors or the Shareholder Indemnitors, as applicable.
4.4 Threshold; Ceiling.
(a) Subject to Section 4.4(c), neither the Purchaser Indemnitors, on the one hand, nor the Shareholder Indemnitors, on the other hand, shall be required to make any indemnification payment pursuant to Section 4.2(a) until such time as the total amount of all Damages (whenever suffered and whether arising from a single Breach or from multiple Breaches of different representations and warranties and covenants) suffered by the Shareholder
Indemnitees or the Purchaser Indemnitees, respectively, exceeds USD 100,000 in the aggregate.
If the total amount of such Damages suffered by the Purchaser Indemnitees exceeds USD 100,000 in the aggregate, then the Purchaser Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of all such Damages.
If the total amount of such Damages suffered by the Shareholder Indemnitees exceeds USD 100,000 in the aggregate, then the Shareholder Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of all such Damages.
(b) Subject to Section 4.4(c), the maximum aggregate recovery by all of the Purchaser Indemnitees for all indemnities together under Section 4.2(a) shall be limited to the then unpaid balance of the amounts payable pursuant to Section 1.6 for which the relevant target Turnover Amounts have not been achieved. The maximum aggregate recovery by all of the Shareholder Indemnitees for all indemnities together under Section 4.2(a) shall be limited to the same amount.
(c) The limitations on indemnification obligations that are set forth in Sections 4.4(a) and 4.4(b) shall not apply to: (1) any breach of any of the obligations to pay any of the amounts payable pursuant to Sections 1.5 and 1.6; (2) any Breach of any of the representations and warranties set forth in Sections 2.3(a), 2.3(d), 2.3(e) and 2.21; (3) the indemnification obligations set forth in Section 5.1; (4) any Breach by any Shareholder of any covenant set forth in Section 4, 5 or 6 of this Agreement; or (5) fraud.
4.5 No Contribution. Each Shareholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against any of the Companies in connection with any actual or alleged Breach of any representation, warranty or covenant set forth in this Agreement.
4.6 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Companies, against any other Indemnitee or against any other Person) with respect to which any Indemnitor may become obligated to indemnify, hold harmless, pay, compensate or reimburse any Indemnitee pursuant to this Section 4, (a) the Indemnitee, as soon as practicable after it receives written notice of any such claim or Legal Proceeding, shall notify Purchaser (on behalf of the Purchaser Indemnitors) or the Shareholders' Agent (on behalf of the Shareholder Indemnitors), as applicable, of such claim or Legal Proceeding (it being understood that the failure to so notify shall not in any way limit the rights of such Indemnitee under this Agreement except to the extent such failure materially prejudices the defenses available to the applicable Indemnitors), and (b) the Indemnitee shall give Purchaser (on behalf of the Purchaser Indemnitors) or the Shareholders' Agent (on behalf of the Shareholder Indemnitors), as applicable, a reasonable opportunity to defend such claim or Legal Proceeding at its own expense and with counsel of its own selection; provided, however, that the Indemnitee shall at all times also have the right to participate fully in the defense at its own expense. If Purchaser or the Shareholders' Agent, as applicable, within a reasonable time after receipt of such notice, fails to defend, then the Indemnitee may proceed with the defense of such claim or Legal Proceeding. In such event:
(a) all reasonable expenses relating to the defense of such claim or Legal Proceeding that are incurred by the Indemnitee shall be borne and paid exclusively by the Indemnitor(s); provided, however, that an Indemnitee shall reimburse the Indemnitor(s) for such expenses to the extent the Indemnitee recovers any payment for such expenses from the claimant, less any unreimbursed expenses of such recovery;
(b) the Purchaser Indemnitors or the Shareholder Indemnitors, as applicable, shall make available to the Indemnitee any documents and materials in the possession or control of such Indemnitors that may be necessary to, or that such Indemnitee may reasonably request in the course of the defense of such claim or Legal Proceeding;
(c) the Indemnitee shall keep Purchaser (on behalf of the Purchaser Indemnitors) or the Shareholders' Agent (on behalf of the Shareholder Indemnitors), as applicable, reasonably informed of all material developments and events relating to such claim or Legal Proceeding;
(d) the Indemnitee shall provide the Purchaser (on behalf of the Purchaser Indemnitors) or the Shareholders' Agent (on behalf of the Shareholder Indemnitors) or its counsel with all reasonably requested, non-privileged information and materials related to such claim or Legal Proceeding;
(e) Purchaser (on behalf of the Purchaser Indemnitors) or the Shareholders' Agent (on behalf of the Shareholder Indemnitors) or its counsel shall have the right to attend all meetings with the Person asserting the claim and all court sessions in the course of the Legal Proceedings; and
(f) the Indemnitee shall have the right to settle, adjust or compromise such claim or Legal Proceeding only with the consent of Purchaser (on behalf of the Purchaser Indemnitors) or the Shareholders' Agent (on behalf of the Shareholder Indemnitors), as applicable; provided, however, that such consent shall not be unreasonably withheld or conditioned.
5. TAX AND OTHER INDEMNIFICATION.
5.1 General. If any Purchaser Indemnitee is held responsible or liable for the payment of any taxes, late payment charges, interest on unpaid Taxes, social security dues or any other public dues or other liabilities vis-a-vis third parties pertaining to the Companies for the periods up to and including the Effective Time (hereinafter "Additional Liabilities"), the Shareholders as joint and several debtors shall at Purchaser's option:
(a) indemnify the Purchaser Indemnitees against any such Additional Liabilities, or
(b) pay to the Companies an amount equal to such Additional Liabilities, to the extent that no commensurate general ledger provision corresponding to such Additional Liabilities has been included in the Interim Statements as of July 31, 2000 and to the extent such amount is not offset by a reduction of Taxes or interest on net Tax-effected unpaid Taxes in the period beginning on or after July 31, 2000 directly resulting from such Additional Liabilities.
5.2 Limitation Period. Claims and rights of the Purchaser Indemnitees with respect to Tax liabilities, social security contributions and all other public law dues shall be subject to a limitation period expiring one year after the end of the fiscal year in which the relevant decision of the tax authority or other public authority, as the case may be, has become final and nonappealable. If any Purchaser Indemnitee decides to make a claim pursuant to this Section 5, such Indemnitee shall follow the procedures set forth in Section 4.3 mutatis mutandis.
5.3 Notice of Audits; Cooperation. Purchaser shall inform Shareholder's Agent of any Tax or other field audit covering any time up to the Effective Time, permit the Shareholders' Agent and his legal and tax advisors to attend all relevant meetings with the authorities and provide all information that the Shareholders' Agent may reasonably request in connection therewith; provided, that in each case this is not materially prejudicial to the best interests of the Companies. Purchaser shall provide that the relevant Person shall take all reasonable legal remedies (including litigation) challenging the relevant assessments. In connection with any such audit, the Shareholders agree to (a) cooperate fully with Purchaser and the Companies, (b) provide all information as may reasonably be requested by Purchaser or any of the Companies, (c) prepare and make available any documents as may reasonably be requested by Purchaser or any of the Companies, and
(d) take such other actions as may reasonably be requested by Purchaser or any of the Companies. The costs of compliance with this Section 5.3 shall be borne by the Shareholders to the extent they exceed the positive difference, if any, between USD 100,000 and the amount of Damages then suffered by the Purchaser Indemnitees that could, but for the operation of Section 4.4(a), recover from the Shareholder Indemnitors.
5.4 Payments.	All payments by the Shareholders pursuant to
Section 5.1 shall be made in full without any deduction or withholding (whether in respect of Taxes, set-off, counterclaim or otherwise) unless the deduction or withholding is required by law, in which case the Shareholders shall forthwith pay to the Purchaser Indemnitees such additional amount as will ensure that the Purchaser Indemnitees receive a net amount equal to the full amount which the Purchaser Indemnitees would have received but for such deduction or withholding. If any payment, including but not limited to additional amounts payable as a consequence of the foregoing, received by an Indemnitee under this Section 5.4 is subject to Tax, the Shareholders shall pay to the Purchaser Indemnitees such additional amount (after taking into account any Tax payable in respect of such additional amount) as will ensure that the Purchaser Indemnitees receive and retain a net amount equal to the full amount which the Purchaser Indemnitees would have received and retained had the payment not been subject to Tax.
6. PROPRIETARY INFORMATION, NONCOMPETITION AND OTHER COVENANTS.
6.1 Acknowledgements. Each of the Shareholders individually acknowledges and agrees as follows:
(a) Each has occupied a position of trust and confidence with the Companies prior to the date hereof and has become familiar with or has had access to the following, any and all of which constitute confidential information of the Companies (collectively the "Confidential Information"): (1) any and all trade secrets concerning the business and affairs of the Companies, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information of the Companies) and any other information, however documented, of the Companies that is a trade secret within the meaning of applicable laws; (2) any and all information concerning the business and affairs of the Companies (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and
(3) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Companies containing or based, in whole or in part, on any information included in the foregoing. Confidential Information does not include any of the foregoing that is in the public domain as of the Effective Time through no fault of any of the Shareholders;
(b) the business of the Companies is international in scope;
(c) the Companies' products and services are marketed throughout the world;
(d) the Companies compete with other businesses that are or could be located in any part of the world;
(e) Purchaser has required that each of them make the covenants set forth in Sections 6.2 and 6.3 as a condition to Purchaser's purchase of the Shares; and
(f) the provisions of Sections 6.2 and 6.3 are reasonable and necessary to protect and preserve the Companies' business.
6.2 No Use of Confidential Information. Each Shareholder acknowledges and agrees that all Confidential Information known or obtained by such Shareholder, whether before or after the date hereof, is the property of the Companies. Therefore, such Shareholder will not, at any time, disclose to any unauthorized Persons or use for his own account or for the benefit of any third party any Confidential Information, whether such Shareholder has such information in such Shareholder's memory or embodied in writing or other physical form, without Purchaser's prior written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of such Shareholder's fault or the fault (of which such Shareholder has Knowledge) of any other Person bound by a duty of confidentiality to Purchaser or the Companies. Each Shareholder will deliver to Purchaser at the time of execution of this Agreement, and at any other time Purchaser may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations or affairs of the Companies and any other Confidential Information that such Shareholder may then possess or have under such Shareholder's control.
6.3 Covenants Not to Compete. As an inducement for Purchaser to enter into this Agreement and as additional consideration for the obligations of Purchaser under this Agreement:
(a) During the Noncompetition Period (as defined below):
(1) No Shareholder will, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, or associated with, lend such Shareholder's name or any similar name to, lend such Shareholder's credit to, or render services or advice to, any business insofar as it is engaged in the business of chromatography, mass spectrometry, proteomics or any combination thereof or using or developing software related to chromatography, mass spectrometry or proteomics whose products or activities compete in whole or in part with the products or activities of any of the Companies anywhere in the world; provided, however, that such Shareholder may purchase or otherwise acquire any class of securities of any enterprise and exercise all rights with respect to the ownership of such securities (but without otherwise participating in the activities of such enterprise) if such securities are listed on any recognized securities exchange, do not constitute more than 5% of the class of such securities and are acquired exclusively for portfolio investment purposes. Each Shareholder acknowledges that this covenant is reasonable with respect to its duration, geographical area and scope. Notwithstanding the foregoing, Jean-Pierre Chervet may continue to own shares of the capital stock of bai GmbH and participate fully in its activities to the extent they are consistent with the Company's business activities as they exist on the date of this Agreement.
(2) No Shareholder will, directly or indirectly, either for himself or any other Person, (A) induce or attempt to induce any current or future employee of any of the Companies to leave the employ of such company, (B) in any way interfere with the relationship between one of the Companies and any current or future employee of such company, or (C) induce or attempt to induce any customer, supplier, licensee or business relation of any of the Companies to cease doing business or to reduce or restrict the amount of business done with such company, or in any way interfere with the relationship between any of the Companies and any customer, supplier, licensee or business relation of any of the Companies.
(b) The "Noncompetition Period" for any Shareholder shall commence at the Effective Time and shall expire upon the earlier to occur of (1) the fifth anniversary of the Effective Time and (2) the second anniversary of the termination of the Shareholder's employment with any of the Companies, if such employment was terminated by the employer without cause (as defined below); provided, however, that in the event of a breach by such Shareholder of any covenant set forth in Section 6.3, the Noncompetition Period will be extended by the period of the duration of such breach. For the purposes of this Agreement, "cause" for termination means (1) conviction of or pleading guilty or nolo contendere to any felony or any crime involving moral turpitude or dishonesty, (2) participation in a fraud or act of dishonesty against Purchaser or any of its subsidiaries, (3) material breach of the policies of Purchaser or any of its subsidiaries, (4) intentional material damage to property of Purchaser or any of its subsidiaries, (5) material breach of any employment agreement or proprietary information and inventions agreement between the Shareholder and Purchaser or any of its subsidiaries or (6) conduct by the Shareholder that, in the reasonable determination of the Board of Directors of
Purchaser, demonstrates gross unfitness to serve.
(c) No Shareholder will, at any time during or after the Noncompetition Period, disparage Purchaser or any of the Companies, or any of their shareholders, directors or officers, except as may reasonably be necessary or appropriate (1) to defend him- or herself against any claim, cause of action or demand of any nature by Purchaser or any of its subsidiaries, or (2) to assert or otherwise pursue on his or her own behalf a reasonable claim or reasonable cause of action of any nature against Purchaser or any of its subsidiaries.
(d) Each of the Shareholders will, during the Noncompetition Period, within ten days after accepting any employment with any business that is engaged in the business of chromatography, mass spectrometry, proteomics or any combination thereof or using or developing software related thereto, advise Purchaser of the identity of any employer of such Shareholder. Purchaser or any of the Companies may serve notice upon each such employer that such Shareholder is bound by the applicable provisions of Section 6 and furnish each such employer with a copy of relevant portions thereof.
(e) If any clause of this Section 6.3 is noneffective in law or incapable of being implemented, wholly or partially, or has forfeited its legal effectiveness or feasibility subsequent to the Effective Time, such circumstance shall be without prejudice to the validity of the remaining clauses of this Section 6.3. The noneffective or nonimplementable clause is to be substituted by an appropriate arrangement that, inasmuch as legally possible, most closely resembles what the parties hereto had intended or, consistent with the meaning and object of this Section 6.3, would have intended if such parties had considered such circumstance when preparing this Section 6.3. This applies particularly if the nullified clause relates to the Noncompetition Period, in which case a period of time enforceable in law and most closely resembling what had been intended is deemed to be agreed to by the parties.
(f) Notwithstanding the provisions of this Section 6.3, upon a material Breach by Purchaser of any of its obligations under Sections 1.5 or 1.6, the Shareholders' obligations under this
Section 6.3 shall expire.
6.4 Rights and Remedies. The rights and remedies of Purchaser hereunder shall be cumulative (and not alternative). In the event Purchaser establishes to the satisfaction of a court of competent jurisdiction a Breach or threatened Breach by a Shareholder of any covenant, obligation or other provision set forth in this Section 6, Purchaser shall be entitled (in addition to any other remedy that may be available to either of them) to (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such Breach or threatened Breach.
Purchaser shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding. In addition, Purchaser shall be entitled to offset against any and all amounts that may then be owing to such Shareholder under this Agreement or otherwise any and all amounts that Purchaser may recover as Damages pursuant to Section 4. The liability of a Shareholder under this Section 6 shall be several, not joint.
6.5 Other Covenants. Jean-Pierre Chervet, who owns approximately 33.33% of the issued and outstanding capital stock of bai GmbH, will use his best efforts to cause bai GmbH to continue to transact business with the Companies on a basis no less favorable than a basis that is consistent with (i) past course of dealings between bai GmbH and the Companies, and (ii) transactions conducted between bai GmbH and third parties.
7. MISCELLANEOUS PROVISIONS.
7.1 Shareholders' Agent.
(a) The Shareholders hereby irrevocably nominate, constitute and appoint Jean-Pierre Chervet as the agent and true and lawful attorney-in-fact of the Shareholders (the "Shareholders' Agent"), with full power of substitution, to act in the name, place and stead of the Shareholders for purposes of taking any actions in connection with any and all claims for indemnification because of a Breach for which the Shareholders may be jointly and severally liable or with respect to which Purchaser or the Companies may be entitled to be indemnified ("Indemnification Matters"). Jean-Pierre Chervet hereby accepts his appointment as
Shareholders' Agent.
(b) Any action taken by the Shareholders' Agent shall be construed as a valid representation of the Shareholders, only if such action is documented in writing, such document clearly indicates that Shareholders' Agent is acting on behalf of the Shareholders and such document has been signed by the Shareholders' Agent. Notwithstanding anything to the contrary contained in this Agreement or the Exhibits hereto: (1) Purchaser and the Companies shall be entitled to deal exclusively with the Shareholders' Agent on all Indemnification Matters; and (2) each Indemnitee shall be entitled to rely conclusively on any document executed or purported to be executed with respect to any Indemnification Matter on behalf of any Shareholder by the Shareholders' Agent as fully binding upon such Shareholder.
(c) The Shareholders recognize and intend that the power of attorney granted in Section 7.1(a): (1) is coupled with an interest and is irrevocable; (2) may be delegated by the Shareholders' Agent; and (3) shall survive the death or incapacity of each of the Shareholders.
(d) At their discretion, the Shareholders may at any time by simple majority vote (such majority being determined on the basis of each Shareholder's interest in LCP NL Capital Stock as set forth in Recital A) appoint a successor to the Shareholders' Agent and immediately thereafter notify Purchaser of the identity of such successor. Any such successor shall succeed the Shareholders' Agent as Shareholders' Agent hereunder. If for any reason there is no Shareholders' Agent at any time, all references herein to the Shareholders' Agent shall be deemed to refer to the Shareholders.
(e) All expenses incurred by the Shareholders' Agent in connection with the performance of his duties as Shareholders' Agent shall be borne and paid exclusively by the Shareholders on whatever basis they may agree among themselves.
7.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (at or after the date hereof) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
7.3 Fees and Expenses.  Subject to Section 2.11(c), Section 4 and
Section 7.4, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement,
(b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions and (c) the consummation of the Purchase; provided, however, that no such fees, costs or expenses shall be charged to or paid by the Companies; provided further, however, that the fees, costs and expenses that are incurred by the Companies after the Effective Time to give effect to the transactions contemplated by this Agreement and that are not a result of a Breach by a Shareholder shall be borne and paid solely by the Companies.
7.4 Recovery of Litigation Costs. If any Legal Proceeding is brought to enforce or to interpret this Agreement, then the prevailing party shall be entitled to reasonable attorneys'
fees, costs and expenses of litigation, in addition to any other relief to which such party may be entitled.
7.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered and given to the respective addressee of such notice (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto) when actually received by such addressee at the following respective address:
if to Purchaser or the Companies:
Dionex Corporation
501 Mercury Drive
Sunnyvale, California  94088
U.S.A.
Attention:  A. Blaine Bowman
Facsimile:  (408) 739-8437
with a copy to:
Cooley Godward LLP
One Maritime Plaza, 20th Floor
San Francisco, California  94111
U.S.A.
Attention:	Christopher A. Westover
Facsimile:	(415) 951-3699
if to the Shareholders' Agent:
Jean-Pierre Chervet
LC Packings Nederland B.V.
154 Baarjesweg
1057 HM Amsterdam, The Netherlands
Facsimile:  31-20-685-3452
with a copy to
The Sapiro Law Firm
711 Van Ness Avenue, Suite 440
San Francisco, California  94102-3244
U.S.A.
Attention:  David A. Sauers
Facsimile:  (415) 771-3142
if to any Shareholder (other than with respect to an Indemnification Matter):
Jean-Pierre Chervet
LC Packings Nederland B.V.
154 Baarjesweg
1057 HM Amsterdam, The Netherlands
Facsimile:  31-20-685-3452

Jean-Pierre Salzmann
24 Elsie Street
San Francisco, California  94110
Facsimile:  (415) 552-1859

Isabella Salzmann
24 Elsie Street
San Francisco, California 94110
Facsimile:  (415) 552-1859

Mario Ursem
LC Packings Nederland B.V.
154 Baarjesweg
1057 HM Amsterdam, The Netherlands
Facsimile:  31-20-685-3452

7.6 Confidentiality.  On and at all times after the Effective Time
(a) each Shareholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Shareholder's possession that relates to the business of the Companies or Purchaser, and (b) each Shareholder shall continue to keep the terms of this Agreement and the other agreements, documents and instruments referred to in or contemplated by this Agreement strictly confidential. Notwithstanding the foregoing, no Shareholder shall be deemed to have breached any of the provisions of this Section
7.6 by divulging the terms of this Agreement or of the other agreements, documents and instruments referred to in or contemplated by this Agreement (a) to the extent reasonably required for the preparation and filing of their income tax returns, (b) in response to an order of a court or other Governmental Body or (3) pursuant to any other Legal Requirement.
7.7 Headings. The bold-faced section headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
7.8 Governing Law; Venue.
(a) This Agreement (including all Exhibits and Schedules hereto and the choice of law and place of venue provisions hereof) shall be construed in accordance with, and governed in all respects by, the laws of the State of California.
(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in the state or federal courts located in San Francisco, California, U.S.A. only. Each party to this Agreement
(1) expressly and irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in San Francisco, California, U.S.A. (and each appellate court located in San Francisco, California, U.S.A.) in connection with any such legal proceeding; and
(2) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in San Francisco, California, U.S.A., any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
(c) Nothing contained in Section 7.8(b) shall be deemed to limit or otherwise affect the right of any Indemnitee to commence any legal proceeding or otherwise proceed against any of the Indemnitors in any other forum or jurisdiction.
(d) The Shareholders irrevocably constitute and appoint the Shareholders' Agent as their agent to receive service of process in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement. Purchaser shall also promptly deliver copies of any such process to The Sapiro Law Firm, Attention David A. Sauers at the address shown in
Section 7.5, with the understanding that The Sapiro Law Firm is not authorized to accept service of process on behalf of the Shareholders' Agent.
7.9 Successors and Assigns.  This Agreement shall be binding upon:
Purchaser, LCP NL, LCP US and their successors and assigns (if any); and the Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any). This Agreement shall inure to the benefit of: Purchaser, LCP NL, LCP US, the Shareholders, the other Indemnitees, and the respective successors and assigns (if any) of the foregoing. No party may assign any or all of its rights under this Agreement (including its indemnification rights under Section 4), in whole or in part, to any other Person without obtaining the consent or approval of the other parties hereto; provided, however, that the Companies may effect such assignment with the consent or approval solely of the Shareholders'
Agent; and provided, further, that following the Effective Time, this Agreement and all, but not less than all, of the rights and obligations of a party hereunder may be assigned without such consent or approval to a purchaser of all or substantially all of the assets of such assigning party or to the surviving entity in a merger (in which such assigning party is not the surviving entity) by which the surviving entity becomes a successor to such assigning party and becomes liable for all of such assigning party's obligations and duties under this Agreement. Notwithstanding the foregoing, a Shareholder may, without compliance with the provisions of this Section 7.9, assign any or all of his or her rights with respect to the payment of any of the amounts set forth in Section 1.5 and 1.6 (a) by gift to any parent, spouse, child, grandchild, brother or sister of such Shareholder or any trustee of a trust established for the benefit of any of such persons and (b) to such Shareholder's heirs, legatees, executors or other fiduciaries under such Shareholder's last will and testament, under the terms of any trust that takes effect upon the death of such Shareholder or by intestate succession.
7.10 Waiver.
(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person, short of the expiration of the applicable statute of limitations, in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
7.11 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser, LCP NL and the Shareholders.
7.12 Severability. If any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
7.13 Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).
7.14 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.
7.15 Construction.
(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."
(d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.
(e) In the event of a conflict between this Agreement and any translations thereof into languages other than English, this Agreement shall control.
7.16 Remedies Cumulative; Specific Performance The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision, and
(ii) an injunction restraining such breach or threatened breach. Neither Purchaser nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.
7.17 Counterparts This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[SIGNATURES TO FOLLOW]

The parties hereto have caused this Agreement to be executed and delivered as of the date
first set forth above.
DIONEX CORPORATION		              LC PACKINGS NEDERLAND B.V.
\s\A. Blaine Bowman		              \s\Jean-Pierre Chervet
Name:  A. Blaine Bowman		         Name:  Jean-Pierre Chervet
Title:  President and Chief Executive  Officer Title:  President

LC PACKINGS (U.S.A.), INC.
\s\Jean-Pierre Salzmann
Name:  Jean-Pierre Salzmann
Title:  President

\s\Jean Pierre Chervet
JEAN-PIERRE CHERVET,
as Shareholders' Agent

\s\Jean-Pierre Chervet
JEAN-PIERRE CHERVET

\s\Jean-Pierre Salzmann
JEAN-PIERRE SALZMANN

\s\Isabella Salzmann
ISABELLA SALZMANN

\s\Mario Ursem
MARIO URSEM


EXHIBIT A
DEFINITIONS
For purposes of this Agreement (including this Exhibit A):
Additional Liabilities. "Additional Liabilities" shall have the meaning given to such term in Section 5.1 of this Agreement. Agreement. "Agreement" shall mean the Stock Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.
Annual Statements. "Annual Statements" shall have the meaning given to such term in Section 2.4 of this Agreement.
Breach. There shall be deemed to be a "Breach" of a representation and warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation and warranty, covenant, obligation or other provision and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.
Cause.  "Cause" shall have the meaning given to such term in
Section 6.3(b) of this Agreement.
Charter Documents. "Charter Documents" shall have the meaning given to such term in Section 2.2(a) of this Agreement.
Claimed Amount. "Claimed Amount" shall have the meaning given to such term in Section 4.3(a) of this Agreement.
Claim Notice. "Claim Notice" shall have the meaning given to such term in Section 4.3(a) of this Agreement.
Companies. "Companies" means LC Packings Nederland B.V. and LC Packings (U.S.A.), Inc.
Company Contract.  "Company Contract" shall mean any Contract:
(a) to which any of the Companies is a party; (b) by which any of the Companies or any of their assets is or may become bound or under which any of the Companies has, or may become subject to, any obligation; or (c) under which any of the Companies has or may acquire any right or interest.

Company Proprietary Asset. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Companies or otherwise used by any of the Companies.
Company Return. "Company Return" shall have the meaning given to such term in Section 2.14(a) of this Agreement.
Confidential Information. "Confidential Information" shall have the meaning given to such term in Section 6.1(a) of this Agreement.
Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan, or legally binding commitment or undertaking of any nature.
Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.
Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of this Agreement) delivered to Purchaser on behalf of the Shareholders.
Effective Time. "Effective Time" shall have the meaning given to such term in Section 1.1 of this Agreement.
Employee Benefit Plan. "Employee Benefit Plan" shall have the meaning given to such term in Section 2.15(c) of this Agreement. Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, infringement, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability corporation, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
Environmental Law. "Environmental Law" shall have the meaning given to such term in Section 2.16 of this Agreement.
General Conditions. "General Conditions" shall have the meaning given to such term in Section 2.7(d) of this Agreement. Governmental Authorization. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, region, territory, county, municipality, district, water board, or other jurisdiction or group of jurisdictions of any nature; (b) international, national, federal, state, provincial, regional, local, municipal, foreign or other government; or (c) international, national, governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
Indemnification Matters. "Indemnification Matters" shall have the meaning given to such term in Section 7.1(a) of this Agreement. Indemnitees. "Indemnitees" shall mean the Shareholder Indemnitees and the Purchaser Indemnitees.
Indemnitors. "Indemnitors" shall mean the Shareholder Indemnitors and the Purchaser Indemnitors.
Interim Statements. "Interim Statements" shall have the meaning given to such term in Section 2.4 of this Agreement.
Key Employee. "Key Employee" shall have the meaning given to such term in Section 2.15(f) of this Agreement.
Knowledge. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the truth or existence of such fact or other matter. Purchaser shall be deemed to have "Knowledge" of a particular fact or other matter if any director or executive officer of Purchaser has Knowledge of such fact or other matter.
LCP NL. "LCP NL" shall mean LC Packings Nederland B.V., a private company with limited liability under the laws of the Netherlands. LCP NL Capital Stock. "LCP NL Capital Stock" shall have the meaning given to such term in Recital A of this Agreement.
LCP US.  "LCP US" shall mean LC Packings (U.S.A.), Inc., a
California corporation.
LCP US Capital Stock. "LCP US Capital Stock" shall have the meaning given to such term in Recital A of this Agreement.
Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
Legal Requirement. "Legal Requirement" shall mean any international, national, federal, state, provincial, regional, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
Liability. "Liability" means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with applicable accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
Material Adverse Effect. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Companies if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in this Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, condition, assets, liabilities, operations, financial performance or prospects of the Companies, taken as a whole.
Material Contract. "Material Contract" shall have the meaning given to such term in Section 2.10 of this Agreement. Noncompetition Period. "Noncompetition Period" shall have the meaning given to such term in Section 6.3 of this Agreement. Person. "Person" shall mean any individual, Entity or Governmental Body.
Processes. "Processes" shall have the meaning given to such term in Section 2.9(g) of this Agreement.
Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, know-how, customer list, franchise, system, computer software, source code, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.
Purchase.  "Purchase" shall have the meaning given to such term in
Section 1.1 of this Agreement.
Purchaser. "Purchaser" shall mean Dionex Corporation, a Delaware corporation.
Purchaser Indemnitees, Purchaser Indemnitors. "Purchaser Indemnitees" and "Purchaser Indemnitors" shall both mean (a) Purchaser; (b) any of the Companies; and (c) the respective successors and assigns of the Persons referred to in clauses (a) and (b) above.
Related Party. "Related Party" shall have the meaning given to such term in Section 2.19 of this Agreement.
Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
Shareholder Indemnitees, Shareholder Indemnitors. "Shareholder Indemnitees' and "Shareholder Indemnitors" shall both mean the following Persons: (a) the Shareholders and (b) the respective successors and assigns of the Persons referred to in clauses (a) above.
Shareholders. "Shareholders" shall have the meaning given to such term in the opening paragraph of this Agreement.
Shareholders' Agent. "Shareholders' Agent" shall have the meaning given to such term in Section 7.1(a) of this Agreement.
Shares.  "Shares" shall have the meaning given to such term in
Section 1.1 of this Agreement.
Subsidiaries.  "Subsidiaries" shall mean the entities listed in
Section 2.1(d) of the Disclosure Schedule.
Tax. "Tax" shall mean any tax (including any corporate, trade or other income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), social security contributions, employee social security contributions, levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), levied, imposed, assessed or collected by or under the authority of any Governmental Body.
Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
Turnover.  "Turnover" shall have the meaning given to such term in
Section 1.6 of this Agreement.
Year 2000 Compliant. "Year 2000 Compliant" shall have the meaning given to such term in Section 2.9(g) of this Agreement.